Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

JBS N.V.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common shares, par value €0.01 per share	(1)	Other	24,426,479	$14.16	$345,878,942.64	0.0001531	$52,954.07

Total Offering Amounts:							$345,878,942.64		52,954.07
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$52,954.07

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Offering Note(s)

(1)	Represents Class A common shares, par value €0.01 per share (“Shares”) of JBS N.V. (the “Registrant”) reserved for issuance under the JBS N.V. Incentive Plan (the “Plan”).

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Shares that may become issuable under the terms of the Plan by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Shares.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Registrant’s Shares on The New York Stock Exchange on August 8, 2025.

The Registrant does not have any fee offsets to claim.